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                                                                   EXHIBIT 10.38





                              EMPLOYMENT AGREEMENT


                                 BY AND BETWEEN


                             CONSTELLATION 3D, INC.


                                       AND


                                  STEVE HADDAD
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                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is entered into effective as of February 9, 2001 by and between Steve Haddad ("Employee") residing at 2511 Sunny Meadow McKinney, TX 75070 and Constellation 3D, Inc. ("C3D") a Corporation incorporated in the state of Delaware with its offices at 230 Park Avenue, Suite 453, New York, NY 10169.

         WHEREAS, C3D desires to employ Employee, and Employee desires to become employed by C3D, on the terms hereinafter set forth.

         NOW, THEREFORE, in consideration for the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                                     DUTIES

         1.1 During the term of this Agreement, Employee shall be employed by C3D as Senior Vice President of Business Development and as an officer of C3D and shall report to the President/Chief Executive Officer of C3D. As such, Employee shall have duties and responsibilities commensurate with such position, including, without limitation, the duties and responsibilities set forth in Exhibit A to this Agreement and such other duties and responsibilities commensurate with such position as may from time to time be assigned to or vested in Employee by C3D's Board of Directors, or by the Chairman of the Board of Directors, or by the Director of Business Development or by the President/Chief Executive Officer of C3D, all upon the terms and subject to the conditions set forth herein. Subject to the provisions of Article 5.13, Employee acknowledges and agrees that Employee may be required, without additional compensation, to perform services for any business entity controlling, controlled by, or under common control with C3D by virtue of direct or indirect beneficial ownership of voting securities of or voting interest in the controlled entity (such business entities hereinafter individually and collectively, "Affiliates") and to accept such office or position with any Affiliate as C3D may reasonably require, including, but not limited to, service as an officer or director of C3D or any Affiliate, provided that the nature of such duties is not inconsistent with Employee's position hereunder. Employee shall comply with all applicable written policies of C3D and Affiliates. Notwithstanding the foregoing, nothing contained herein shall preclude Employee from receiving securities in, or from participating in any option plans of, any Affiliates.

         1.2 During the term of this Agreement, C3D agrees to provide all reasonable assistance and support to Employee in furtherance of Employee's goals detailed in Exhibit A to this Agreement. Employee specifically recognizes that C3D is a development stage company and operates under significant financial constraints. It shall not be a failure by C3D to provide the requisite support to Employee, if monetary constraints dictate otherwise.

         1.3 During the term of this Agreement, Employee shall, except during periods of vacation, sick leave, or other duly authorized leave of absence, devote the whole of Employee's time, attention, skill, and ability during usual business hours (and outside those hours on a reasonable basis and when reasonably necessary to Employee's duties hereunder) to the faithful and diligent performance of his duties and responsibilities.
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         1.4 During the term of this Agreement, it shall not be a violation of this Agreement for Employee to serve as an officer or director of a cooperative apartment, or civic or charitable organization or committee (including, without limitation, service on a church finance committee), to perform speaking engagements, or to manage personal passive investments, so long as such activities (individually or collectively) do not conflict or materially interfere with the performance of Employee's duties hereunder.

         1.5 Employee's services shall be regularly performed primarily from Employee's office in Dallas, Texas and at such locations and subject to such travel requirements as reasonably necessary to the performance of Employee's duties herein.

                                    ARTICLE 2

                               TERM OF EMPLOYMENT

         The term of this Agreement shall commence on the effective date hereof and continue for a period of one year subject to earlier termination as hereinafter provided. At the end of the initial term of this Agreement and each renewal term of this Agreement, this Agreement shall renew for a period of one
(1) year unless terminated by either party upon providing written notice to the other party at least thirty days prior to the anniversary of this Agreement. If at the end of the initial term of this Agreement, C3D does not renew this Agreement for any reason other than for "Good Cause" as that term is defined herein, then C3D agrees to pay and Employee shall be entitled to receive 6 months of benefits, perquisites and severance pay of salary, payable in accordance with C3D's then prevailing practices of its regular payroll. In the event C3D terminates this Agreement during the initial term or at any time prior to the two (2) year anniversary of the effective date of this Agreement, for any reason other than for Good Cause, then C3D agrees to pay and Employee shall be entitled to receive the remaining term of the Agreement or 6 months, whichever is longer, of all benefits, perquisites and severance pay of salary, payable in accordance with C3D's then prevailing practices of its regular payroll. In the event C3D terminates this Agreement during any term after the two year anniversary of the effective date of this Agreement, for any reason other than for Good Cause, then C3D agrees to pay and Employee shall be entitled to receive for the remainder of the term all benefits, perquisites and severance pay of salary, payable in accordance with C3D's then prevailing practice of its regular payroll. In the event C3D fails to pay Employee any and all payments indicated in this Article 2 when due, Employee shall be entitled to an additional two months of benefits, perquisites and severance pay in addition to the amounts payable in accordance with C3D's then prevailing practice of its regular payroll.

                                    ARTICLE 3

                                  COMPENSATION

3.1.1 Compensation. During the term of this Agreement, as compensation for services rendered under this Agreement and in consideration of this Agreement, C3D shall pay Employee a salary, in accordance with C3D's then prevailing payroll practices, at an annual rate of one hundred twenty thousand ($120,000.00) U.S. dollars per year. At the discretion of the Board of Directors and upon completion by C3D of its next significant financing,

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         Employee's salary may be adjusted in accordance with any adjustment granted to other senior executive officers of C3D.

3.1.2 Bonus. For each year of the term of this Agreement, Employee shall be entitled to receive a bonus which shall be subject to the discretion of the Board of Directors of C3D. At C3D's election, such bonus may be paid in cash and/or as a grant of stock options. In the event C3D elects to grant Employee stock options as a bonus, such options shall be granted upon terms and conditions reasonably determined by the Board of Directors and in accordance with C3D's then current Incentive Stock Option Plan.

3.2 Options. In connection with and upon the execution of this Agreement by both parties, C3D shall grant to Employee under C3D's then current Incentive Stock Option Plan an Option to purchase shares of C3D's Common Stock at the exercise price and vesting schedule set forth below. Any Option must be exercised not later than forty-eight (48) months following its vesting.

         a) Primary Grant: Employee is hereby granted an option to purchase one hundred thousand (100,000) shares of common stock of C3D at an exercise price per share of $6.0625, the closing price of the common stock of C3D on the Nasdaq National Market (Symbol: CDDD) on the effective date of this Agreement. Employee's right to exercise this Primary Grant shall vest as follows: 50% of the Options (representing 50,000 shares) granted pursuant to the Primary Grant shall vest on the six
                  (6) month anniversary of the effective date of this Agreement. The remaining 50% of the Options (representing the remaining 50,000 shares) granted pursuant to this Primary Grant shall vest on the one (1) year anniversary of the effective date of this Agreement. In the event Employee is terminated for "Good Cause" and/or resigns for any reason other than for "Good Reason" as that term is defined herein during the initial term of this Agreement, all Options granted to Employee hereunder which have not vested prior to Employee's termination date shall be forfeited and shall not vest and/or be exercisable under any circumstance.

         b) Secondary Grant: Employee is hereby granted an option to purchase an additional one hundred thousand (100,000) shares of common stock of C3D at an exercise price per share of $6.0625, the closing price of the common stock of C3D on the Nasdaq National Market (Symbol: CDDD) on the effective date of this Agreement. Employee's right to exercise this Secondary Grant of options shall be premised upon Employee achieving the goals detailed in Exhibit A to this Agreement and incorporated herein. The Board of Directors of C3D shall, in its sole discretion and with all due reasonableness and good faith, make the determination as to whether Employee has achieved the goals detailed in Exhibit A. In the event C3D's Board of Directors determines that Employee has achieved the goals detailed in Exhibit A, the options granted under this Secondary Grant shall immediately vest. In the event the Employee is terminated for "Good Cause" and/or resigns for any reason other than for "Good Reason", all Options granted to Employee under the Secondary Grant which have not vested prior to Employee's termination date shall be forfeited

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                  and shall not vest and/or be exercisable under any
                  circumstance, subject to the provisions of Article 3.2.3(b) below.

         c) Additional Grant: Employee is hereby granted an additional option to purchase 17,320 shares of common stock of C3D at an exercise price per share of $.01. The options granted pursuant to this Additional Grant shall vest immediately upon the effective date of this Agreement. The number of shares that Employee shall be entitled to purchase pursuant to this Additional Grant was determined by dividing One Hundred Five Thousand and No/100 dollars by $6.0625 per share which was the closing price of C3D's common stock on the Nasdaq National Market (symbol: CDDD) on the effective date of this Agreement.

3.2.1 Method of Exercise. The Option shall be exercisable only by delivery of an Exercise Notice which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (provided that no fractional shares may be exercised except on the last exercise of the Option), and such other provisions as may be reasonably necessary to evidence Employee's exercise of the Option. Such Exercise Notice shall be signed by the Optionee and shall be delivered in person or by certified mail to C3D accompanied by payment of the Exercise Price. The Option shall be deemed to be exercised upon receipt by C3D of such written notice accompanied by the Exercise Price as permitted to be paid in Article 3.2.2 below.

3.2.2 Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee; provided, however, that such exercise method does not then violate any Applicable Law:

         a)       Cash; or

         b)       Check; or

         c) Surrender of C3D Shares or delivery of a properly executed form of attestation of ownership of C3D Shares as may be required (including withholding of C3D Shares otherwise deliverable upon exercise of the Option) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate Exercise Price of the Shares as to which the Option is being exercised (but only to the extent that such exercise of the Option would not result in an accounting compensation charge with respect to C3D Shares used to pay the exercise price); and

         d) Delivery of a properly executed Exercise Notice together with such other documentation as may be required to effect an exercise of the Option and delivery to C3D of the proceeds required to pay the Exercise Price.

3.2.3 Change in Control. With respect to the options granted in Article 3.2 of this Agreement, upon a "Change of Control" the following shall occur:

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         a)       The option for 100,000 shares granted pursuant to the "Primary
                  Grant" shall immediately vest and be exercisable;

         b) In the event a Change of Control occurs subsequent to the expiration of the initial term of this Agreement, but prior to a determination having been made by the Board of Directors as to whether Employee has achieved the goals set forth in Exhibit A hereto, the option for 100,000 shares granted pursuant to the Secondary Grant shall vest on a pro rata basis to the extent the part or all of the goals set forth in Exhibit A have been achieved as reasonably and with good faith determined by C3D's Board of Directors.

         c) In the event a Change of Control occurs subsequent to a determination having been made by the Board of Directors that Employee has achieved the goals set forth in Exhibit A hereto, the option for 100,000 shares granted pursuant to the Secondary Grant shall immediately vest and be exercisable; and

         d) The options granted pursuant to the Additional Grant shall immediately vest and be exercisable.

         For purposes of this Agreement, "Change in Control" means the occurrence of any of the following events: (i) the acquisition by any person (deemed to have the same meaning as when used in Section 13 of the Securities Exchange Act of 1934) or group of persons in one or more specifically related transactions (and designated as such) of more than Fifty Percent (50%) of C3D's shares of stock entitled to vote for directors; (ii) a merger, consolidation or other combination of C3D with one or more other corporations or entities which results in more than Fifty Percent (50%) of the voting stock or other voting interests of the surviving corporation being held by former shareholders of the corporations or entities (other than C3D) which are parties to such merger, consolidation or other combination; or (iii) the dissolution and liquidation of C3D or the adoption and execution of a plan or agreement for the sale or other disposition of all or substantially all of the assets of C3D.

3.3 Benefits and Perquisites. Employee shall be entitled to participate in C3D's health, accident and other benefit plans or programs, as implemented. Employee agrees and understands that the benefits may be changed, altered, amended, discontinued, decreased, or increased at the sole discretion of the Board of Directors. Such benefit plans and programs may be structured as (i) a C3D-sponsored benefit plan; (ii) a grant by C3D of an allowance for Employee to obtain such benefits; or
         (iii) such other structure as C3D may implement at its discretion. Until such time as C3D implements an employee benefit plan, Employee shall be entitled to reimbursement of COBRA and other premium payments for his (and his family's) continuing health, dental, disability, employee life and dependent life insurance coverage at benefit levels comparable to the benefits provided by Employee's previous employer, including for disability, employee life and dependent life insurance coverage. With respect to this Article 3.3, C3D shall not be required to reimburse Employee for any amounts exceeding $ 1800 per month.

3.4 Vacations. Employee shall be entitled to twenty (20) days of vacation per year, during which time the Employee's compensation shall continue to be paid in full. The scheduling

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         of vacation time shall be subject to the prior reasonable approval of the CEO. The CEO may from time to time approve leaves of absence, with full or partial payment of salary and other expenses, for other reasons in its sole discretion.

3.5 Sick Leave. Employee shall be entitled to 5 (five) days of sick leave per year, during which time compensation and other benefits shall continue to be paid in full.

3.6 Reimbursement for Expenses. Employee shall be expected to incur various business expenses customarily incurred by persons holding like position, including but not limited to traveling, office equipment, entertainment and similar expenses, all of which are to be incurred by Employee for the benefit of C3D. Subject to C3D's reasonable policy regarding the reimbursement and non-reimbursement of such expenses, C3D shall promptly within 30 days of a properly submitted request, reimburse Employee for such expenses from time to time, at Employee's request, and Employee shall account to C3D for such expenses.

                                    ARTICLE 4

                                   TERMINATION

4.1 Unless Employee's employment is terminated pursuant to this Article, or pursuant to Article 2 above, C3D shall continue to employ Employee and Employee shall continue to serve C3D throughout the term of this Agreement.

4.2 This Agreement shall terminate automatically upon Employee's death. In the event this Agreement terminates by reason of Employee's death: (a) the options granted pursuant to the Primary Grant (option for 100,000 shares) shall immediately vest and be exercisable as of the date of Employee's termination, and (b) to the extent Employee has achieved part or all of the goals set forth in Exhibit A hereto, the options granted pursuant Secondary Grant shall, on a pro rata basis, vest and immediately be exercisable. A determination as to the extent that Employee has achieved part or all of the goals set forth in Exhibit A hereto, if at all, shall be made solely by and in the reasonable and good-faith discretion of C3D's Board of Directors.

4.3 Upon Employee's "Disability", the payment of benefits under C3D's short-term and long-term disability insurance programs, if any, shall represent payments in lieu of salary and shall satisfy in full C3D's obligations for the payment of salary under the foregoing. If C3D has no short term and long term disability insurance program, then Employee's salary provided herein shall continue to be paid throughout Employee's Disability until such time as Employee's employment with C3D is terminated. For purposes of this Agreement, Employee shall be deemed to be under a Disability if Employee shall be unable, by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever), to perform Employee's essential job functions hereunder, whether with or without reasonable accommodation, in substantially the manner and to the extent reasonably required hereunder prior to the commencement of such disability, for a period exceeding Ninety (90) consecutive days. In light of the unique nature of Employee's services, and the undue burden on C3D that would result from Employee's long term absence, C3D shall have the right to terminate Employee's employment hereunder in the event Employee shall remain under a Disability for a period exceeding One Hundred

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         Eighty (180) consecutive days, such termination to occur at the end of any calendar month during the continuance of such Disability, upon at least Thirty (30) days prior written notice to Employee. In the event this Agreement is terminated by reason of Employee's Disability: (a) the options granted pursuant to the Primary Grant (option for 100,000 shares) shall immediately vest and be exercisable as of the date of Employee's termination; and (b) to the extent Employee has achieved part or all of the goals set forth in Exhibit A hereto, the options granted pursuant Secondary Grant shall, on a pro rata basis, vest and immediately be exercisable. A determination as to the extent that Employee has achieved part or all of the goals set forth in Exhibit A hereto, if at all, shall be made solely by and in the reasonable and good-faith discretion of C3D's Board of Directors.

4.4 Termination by C3D for Good Cause. Subject to the provisions of this Article, this Agreement may be terminated by C3D for "Good Cause" upon 30-days prior written notice to Employee, during which time Employee shall be given the opportunity to cure. It shall be "Good Cause" for termination if Employee after expiration of such cure period: (i) materially or significantly defaults in performance of, or other material or significant breach by Employee of, Employee's obligations hereunder; or (ii) repeatedly fails to perform diligently Employee's material duties hereunder, other than by reason of illness or Disability; or (iii) commits an act of misconduct, dishonesty, insubordination, or other such intentional and bad faith act detrimental to C3D or its good will or damaging to its relationships with its customers, suppliers, or employees, including, without limitation, (A) the inappropriate and excessive use of alcohol or illegal drugs such as to materially interfere with the performance of Employee's obligations hereunder, (B) conviction of or plea of guilty or no contest to a felony or any crime involving moral turpitude, dishonesty, or theft, and (C) material failure by Employee to comply with applicable material laws or governmental regulations with respect to C3D operations or the performance of Employee's duties, of which matter or matters Employee knew or should have known. C3D shall provide notice of its intention to terminate employment for Good Cause. In the event of termination pursuant to this Article 4.4, C3D shall pay Employee, within fifteen (15) days of such termination, the monetary compensation earned to the date of such termination.

4.5 Termination by Employee. Employee may terminate employment under this Agreement for Good Reason. For purposes of this Agreement, Good Reason shall include (i) C3D's failure to pay salary and/or compensation and/or benefits as provided in this Agreement, or (ii) the repeated failure by C3D to timely reimburse Employee for expenses properly incurred on C3D's behalf, or (iii) a material change or diminution in Employee's position and/or duties or responsibilities contrary to the terms of this Agreement, or (iv) fails to timely issue stock upon exercise of Employee's options. Before terminating employment for Good Reason, Employee shall provide C3D not less than Ten (10) business days' advance written notice of intention do so and as to the nature of the Good Reason, and opportunity to cure such Good Reason. In the event Employee resigns for Good Reason, the Options granted pursuant to the Primary Grant and Additional Grant shall continue to vest and be exercisable, however the Options granted pursuant to the Secondary Grant shall only vest on a pro rata basis to the extent Employee has achieved part or all of the goals set forth in Exhibit A to this Agreement, all other options under the Secondary Grant shall be forfeited and shall not vest and/or be exercisable under any circumstance. A determination as to the extent that Employee has achieved part or all of the goals set forth

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         in Exhibit A hereto, if at all, shall be made solely by and in the reasonable and good-faith discretion of C3D's Board of Directors. In the event Employee resigns for any reason other than Good Reason, such resignation shall be deemed a "Good Cause" basis for terminating Employee's employment pursuant to Article 4.4 herein.







                                    ARTICLE 5

                              INTELLECTUAL PROPERTY

5.1 Inventions. As used in this Agreement, the term "Inventions" means any and all useful art, discovery, improvement, technical development, or invention whether or not patentable, and all related know-how, designs, maskworks, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works. However, the term "Invention" shall not be deemed to include art, discovery, improvement, technical development, or invention whether or not patentable, and all related know-how, designs, maskworks, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works which is: (a) unrelated at the time of conception or reduction to practice of the invention to C3D's business or actual or demonstrably anticipated research or development, and (b) which was not developed on any amount of C3D's time or with the use of any of C3D's equipment, supplies, facilities or trade secret information, and (c) which did not result from any work Employee performed for C3D.

5.2 Ownership of C3D's Inventions and License of Prior Inventions. Employee agrees promptly to disclose and describe to C3D, and hereby assigns and agrees to assign to C3D or its designee, his entire right, title, and interest in and to all Inventions and any associated intellectual property rights which he may solely or jointly conceive, develop or reduce to practice during the period of his employment with C3D (a) which relate at the time of conception or reduction to practice of the invention to C3D's business or actual or demonstrably anticipated research or development, or (b) which were developed on any amount of C3D's time or with the use of any of C3D's equipment, supplies, facilities or trade secret information, or (c) which resulted from any work Employee performed for C3D ("C3D's Inventions"). Employee agrees to grant C3D or its designees a royalty free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of distribution) to practice all applicable patent, copyright and other intellectual rights relating to any Inventions which Employee incorporates, or permits to be incorporated, in any C3D's Inventions. Notwithstanding the foregoing, Employee agrees that he will not incorporate, or permit to be incorporated, Inventions in any C3D's Inventions without C3D's prior written consent.

5.3 Future Inventions. Employee recognizes that C3D's Inventions or Proprietary Information (as defined in Article 5.7 below) relating to Employee's activities while working for C3D

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         and conceived or made by Employee, alone or with others, within one (1)
         year after termination of his employment may have been conceived in significant part while employed by C3D. Accordingly, Employee agrees that such Inventions and Proprietary Information will be presumed to have been conceived during his employment with C3D and are to be assigned to C3D unless and until Employee has established the contrary.

5.4 Non-assignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a non-assignable Invention under the provisions of the respective Labor Code. Employee has reviewed the notification in Exhibit B ("Limited Exclusion Notification") and agrees that his signature acknowledges receipt of the notification. However, Employee agrees to disclose promptly in writing to C3D all Inventions made or conceived by him during the term of his employment and for one
         (1) year thereafter, whether or not Employee believes such Inventions are subject to this Agreement, to permit a determination by C3D as to whether or not the Inventions should be the property of C3D. Any such information will be received in confidence by C3D.

5.5      Cooperation in Perfecting Rights to Inventions.

         (a) At C3D's sole cost and expense, Employee agrees to perform, during and for a reasonable time after his employment, all acts reasonably deemed necessary or desirable by C3D to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions hereby assigned to C3D. Such acts may include, but are not limited to, execution of documents and reasonable assistance or cooperation in the registration and enforcement by C3D of applicable patents, copyrights, maskworks or other legal proceedings.

         (b) In the event that C3D, after 15 days written notice is unable for any reason to secure Employee's signature to any document required to apply for or execute any patent, copyright, maskwork or other applications with respect to any Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Employee hereby irrevocably designates and appoints C3D and its duly authorized officers and agents as his agents and attorneys-in-fact to act for and on Employee's behalf and instead of him, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, maskworks or other rights thereon with the same legal force and effect as if executed by the Employee. Notwithstanding the foregoing, C3D agrees to indemnify and hold Employee and his successors and assigns, harmless from and against all actions, claims, losses, costs, obligations and damages asserted against or incurred by Employee in connection with or relating to any Inventions and/or any such actions taken by C3D on behalf of Employee, including without limitation any alleged infringement by C3D of the intellectual property rights of others.

5.6 Proprietary Information. Employee's employment creates a relationship of confidence and trust between C3D and Employee with respect to any non-public information: Applicable to the business of C3D; or applicable to the business of any client or customer of C3D, or learned by Employee in such context during the period of his employment.

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         All of such information has commercial value in the business in which
         C3D is engaged and is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of C3D, and includes, without limitation, its respective information concerning research, experimental work, development, design details and specifications, engineering and financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. "Proprietary Information" also includes proprietary or confidential information of any third party who may disclose such information to C3D or Employee in the course of C3D's business during the term of this Agreement.

5.7 Nondisclosure of Proprietary Information. At all times, both during Employee's employment by C3D and after its termination, Employee agrees to keep in confidence and trust all Proprietary Information, and Employee agrees that he will not use or disclose any Proprietary Information or anything directly relating to it without the written consent of C3D, except as may be necessary in the ordinary course of performing the Employee's duties as set forth in this Agreement. Notwithstanding the foregoing, it is understood that, at all such times, Employee is free to use information which is or becomes generally known in the trade or industry not as a result of a breach of this Agreement and Employee's own skill, knowledge, know-how and experience to whatever extent and in whatever way Employee wishes.

5.8 No Violation of Rights of Third Parties. Employee's performance of all the terms of this Agreement and as an employee of C3D does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee prior to his employment with C3D, and Employee agrees that he will not disclose to C3D, or induce C3D to use, any confidential or proprietary information or material belonging to any previous employer or others. Employee asserts that he is not a party to any other agreement that will interfere with his full compliance with this Agreement.

5.9 Return of Materials. Upon termination of Employee's employment or at the request of C3D before termination, Employee will deliver to C3D all written and tangible material in his possession incorporating the Proprietary Information or otherwise relating to C3D's business.

5.10 Notification To Third Parties. In the event that Employee leaves the employ of C3D, Employee hereby consents to the notification by C3D to his new employer or principal of Employee's rights and obligations under this Agreement if C3D reasonably and in good faith believes that Employee is in default of the provisions of Article 5 of this Agreement.

5.11 Injunctive Relief. A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to C3D for which there will be no adequate remedy at law, and C3D shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including all monetary, consequential and compensatory damages, provided however, that C3D shall not be entitled to recover punitive and/or speculative damages from Employee).

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

5.12 Survival. This Article of the Agreement ("Article 5") (a) shall survive Employee's employment by C3D for the period specified above, (b) does not in any way restrict Employee's right or the right of C3D to terminate his employment at any time, for any reason or for no reason, subject to the terms of this Agreement, (c) inures to the benefit of successors and assigns of C3D, and (d) is binding upon Employee's heirs and legal representatives.

5.13 Indemnification. To the maximum extent permitted by law, applicable statutes and the Articles of Incorporation, By-laws and resolutions of C3D and its Affiliates in effect from time to time, C3D and its Affiliates shall indemnify Employee against all claims, actions, obligations, costs, liability and loss arising out of or in connection with Employee's actual or attempted performance or misfeasance or nonfeasance in the performance of Employee's actions, obligations and duties on behalf of C3D and its Affiliates, and all actions taken by C3D and its officers and agents pursuant to Article 5.5 hereof, including, but not limited to, judgments, fines, settlements, and expenses incurred in the defense of action, proceedings, and appeals therefrom. The Provisions of this paragraph shall apply to and inure to the benefit of Employee and the estate, executor, administrator, heirs, legatees, or devisees of Employee, shall survive the termination of this Agreement and Employee's employment for any reason, and shall be binding on C3D, Affiliates and C3D's successors and assigns.

                                    ARTICLE 6

                      NON-COMPETITION AND NON-SOLICIATATION

6.1 No Solicitation. As a condition of employment with C3D, and as a further material inducement to C3D to employ Employee hereunder, Employee agrees that unless approved in writing by C3D's Board of Directors, during the period that Employee is employed by C3D, and for a period of six months following the Employee's termination, Employee shall not, directly or indirectly solicit, hire, or induce the termination from employment or engagement with C3D of any person who was employed or engaged by C3D (including without limitation consultants and independent contractors) or any Affiliate or induce such person to accept employment other than with C3D or any Affiliate.

6.2 No Competition. As a condition of employment with C3D, and as a material inducement to C3D to employ Employee hereunder, Employee agrees that, while Employee is employed by C3D, and during the six month period following Employee's termination, so long as Employee receives his severance and other payments, Employee shall not, directly or indirectly, whether or not for compensation, and whether or not as an employee, be engaged in or have a 5% or greater financial interest in any other business which competes with any business conducted by C3D and its Affiliates in any area where such business is being conducted by C3D and its Affiliates as of the date of Employee's termination. Notwithstanding the foregoing, Employee shall not be prevented from returning to the employment of Texas Instruments as a regular employee and/or independent contractor, subject to the provisions of Article 5 herein, which shall survive termination of this Agreement.

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

6.3 Survival. This provision of the Agreement ("Article 6") (a) shall survive Employee's employment by C3D for the period referenced above,
         (b) does not in any way restrict Employee's right or the right of C3D to terminate his employment at any time, for any reason or for no reason, subject to the terms of this Agreement, (c) inures to the benefit of successors and assigns of C3D, and (d) is binding upon Employee's heirs and legal representatives.

6.4 Injunctive Relief. A breach of any of the promises or agreements contained in this Article 6 will result in irreparable and continuing damage to C3D for which there will be no adequate remedy at law, and C3D shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including all monetary, consequential and compensatory damages, provided however, that C3D shall not be entitled to recover punitive and/or speculative damages from Employee).

                                    ARTICLE 7

                                  MISCELLANEOUS

7.1 Modification; Amendment; Waiver. No modification, amendment or waiver of any provisions of this Agreement shall be effective unless approved in writing by both parties. The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.

7.2 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. For purposes of interpreting this Agreement, neither party shall be deemed the author of the Agreement.

7.3 Survival. Employee's obligations as set forth in Articles 5 and 6, above, represent independent covenants for which Employee is receiving additional consideration in the form of severance payments (as set forth herein) and by which Employee shall remain bound, notwithstanding any breach or claim of breach by C3D and/or Employee, and shall survive the termination or expiration of this Agreement, except as otherwise provided in Article 6.

7.4 Assignment. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of their respective successors, assigns, executors, administrators and heirs, provided, however, that neither C3D nor Employee nor their respective successors, assigns, executors, administrators and heirs may assign, transfer, pledge, or hypothecate this Agreement or any rights, duties or obligations thereunder without the prior written consent of the other.

7.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by reputable overnight delivery service, cable, telegram, facsimile

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

         transmission or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

                  If to C3D:                       230 Park Avenue Suite 453
                                                   New York, NY 10169
                                                   Attention: General Counsel

                  With a Copy to:                  Michael Goldberg
                                                   2625 NE 11th Court
                                                   Fort Lauderdale, FL 33304

                  If to the Employee:              Steve Haddad
                                                   2511 Sunny Meadow
                                                   McKinney, Texas 75070


                  Copy to attorney:                Glen A. Bellinger
                                                   Bellinger & DeWolf, L.L.P.
                                                   750 North St. Paul, Suite 900
                                                   Dallas, Texas 75201


7.6 Complete Agreement. This Agreement constitutes the entire agreement between the parties, and cancels and supersedes all other agreements between the parties that may have related to the subject matter contained in this Agreement.

7.7 Articles and Headings. The articles and headings throughout this Agreement are for convenience of reference and shall in no way be held or deemed to be a part of or affect the interpretation of this Agreement.

7.8 Governing Law. This Agreement and performance under it, and all proceedings that may ensue from its breach, shall be construed in accordance with and under the laws of the State of New York and in New York. The Parties consent and agree to the exclusive jurisdiction of the Federal and State courts located in New York, New York.

7.9 Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.10 Attorney's Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs, in addition to any other relief to which he may be entitled.

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

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year indicated above.



         CONSTELLATION 3D, INC.             EMPLOYEE:

         /s/ Eugene Levich                  /s/ Steve Haddad
         -----------------                  ----------------
         Eugene Levich                      Steve Haddad
         President & CEO

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